Exhibit 99.1

BERNARDO VILLEGAS PEREZ

 Contador Publico
 Matricula 4962A

   November 20, 1997

  America International Petroleum Corporation
  Board of Directors
  444 Madison Avenue
  Suite 3203
  New York, New York 10022

  Via: Fax 212-688-6657
       Overnight Service


  Board of Directors of American International Petroleum Corp:


  In reference to my auditor's report dated March 15, 1996 on the financial statements of the Colombian Branch of American International Petroleum Corporation of Colombia as of and for the year ended December 31, 1995, I conducted my audit work in accordance with U.S. auditing standards.



  Respectfully,


  (Signature of Bernardo Villegas Perez)

  BERNARDO VILLEGAS PEREZ
  Auditor
  Professional Card No. 4962-A
  November 20, 1997


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